Exhibit 99.1

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297
August 13, 2013

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

Edelweiss Holdings Inc.
c/o Samick Musical Instrument Co., Ltd.
1-6, Daejang-ri, Soi-myeon, Eumseong-gun Chungbuk, Korea
Attention: Jong-Sup Kim

Re:           Project Sonata

Dear Mr. Jong-Sup Kim:

1	The Transaction

1.1
This commitment letter agreement (together with all exhibits, schedules and annexes hereto, this “Commitment Letter”) will confirm the understanding and agreement among The Korea Development Bank (“KDB, the “Lead Arranger”, “we” or “us”) and Edelweiss Holdings Inc, a company incorporated in Delaware (the “Company”) owned and controlled by Samick Musical Instrument Co., Ltd. (“Samick” and, together with the Company, “you”) and certain other investors reasonably acceptable to the Lead Arranger, including PAG Asia Capital (such investors, collectively, the “FI” and, together with Samick, collectively, the “Holders”), in connection with the proposed financing for (i) the acquisition (the “Acquisition”) of all of the issued and outstanding common stock of Steinway Musical Instruments, Inc., a Delaware corporation (the “Target”, and together with each of its subsidiaries, the “Acquired Business”), not currently owned, directly or indirectly, by Samick and (ii) the subsequent merger by the Company with and into the Target, with the Target being the surviving entity.

1.2
You have advised us that the total funds needed to finance the Acquisition, pay related costs, fees and expenses and repay certain existing indebtedness of the Acquired Business (collectively, the “Transaction”) will be provided from a combination of sources, including the use of proceeds from a $200.0 million Term Loan Facility (collectively, with a $40.0 million Revolving Credit Facility, the “Credit Facilities”) among the Company, KDB and the other financial institutions party thereto.

1.3
Following the Acquisition, (i) neither the Company nor any of its subsidiaries will have any debt or “disqualified” preferred equity outstanding except as contemplated hereby and except for other indebtedness or equity to be agreed (including indebtedness contemplated to remain outstanding pursuant to clause F in the Funding Conditions referred to below), and (ii) all of the equity interests in the Acquired Business and, after its merger with the Company, all of the equity interests in the Company will be owned directly by the Holders.  As used herein, the defined term “Company” will mean both the Company prior to the Acquisition and the Company, together with the Target, after giving effect to the Acquisition, the merger and the initial funding of the Loans (as defined in the Term Sheet referred to below) under the Credit Facilities.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

2	The Commitment

2.1
You have requested that KDB (together with each other entity that becomes a lender under the Credit Facilities, the “Lenders”) commit to provide the entire amount of the Credit Facilities upon the terms of this Commitment Letter and the Summary of Material Terms of Credit Facilities attached hereto as Exhibit A, Annex A-1 thereto, Exhibit B and Annex B-1 thereto (collectively, the “Term Sheet”).

2.2
Based on the foregoing, KDB is pleased to confirm by this Commitment Letter its commitment (the “Commitment”) to you to provide the entire amount of the Credit Facilities subject solely to the conditions set forth in Section 4 of the Summary of Material Terms of Credit Facilities and the conditions set forth in Exhibit B hereto (collectively, the “Funding Conditions”).

2.3
For a period of six months from the date of this Commitment Letter, neither Samick nor the Company shall discuss or negotiate with, or enter into any agreement with or provide assistance to, any third party who may be interested in financing or entering into any transaction in relation to the Acquisition or any similar transaction proposed in this Commitment Letter without KDB’s prior written consent.

3	Assignment and Syndication

3.1
The parties hereto agree that the Lead Arranger will have the right to syndicate the Credit Facilities and the Commitment to one or more groups of financial institutions or other investors.  The Lead Arranger will have the right to manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided.  You shall, until termination of the Syndication Period (as defined in the Term Sheet referred to below), assist the Lead Arranger in such syndication process, including, without limitation: (i) using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Holders, the Company and (to the extent possible) the Acquired Business; (ii) arranging for direct contact between senior management and other representatives and advisors of the Holders, the Company and (to the extent possible) the Acquired Business, and the proposed Lenders to be reasonably agreed between you and the Lead Arranger; (iii) assisting in the preparation of a customary Confidential Information Memorandum, lender presentations, and other customary marketing materials to be used in connection with any syndication (such Confidential Information Memorandum, lender presentations and marketing materials, collectively, the “Bank Book”); and (iv) using commercially reasonable efforts to obtain monitored public ratings for the Credit Facilities from a Korean credit rating agency reasonably satisfactory to the Lead Arranger.

3.2	You agree that we will have the right to communicate and consult with you and your affiliates with respect to your and their respective rights under the Acquisition Agreement.

3.3
Anything in this Commitment Letter or the Fee Letters (as defined below) to the contrary notwithstanding, the Lead Arranger reserves the right to commence the initial syndication of the Credit Facilities before or after the Initial Drawdown Date (as defined in the Term Sheet), it being understood that neither the commencement nor the completion of syndication of the Credit Facilities is a condition to the Commitments hereunder.  Any syndication of the Commitments prior to the Initial Drawdown Date shall be subject to Section 11.2.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

3.4	Final allocation among the Lenders will be at the sole discretion of the Lead Arranger.

3.5
It is agreed that the Lead Arranger will act as the sole and exclusive book-runner and sole and exclusive Lead Arranger, and will have the right to appoint the sole and exclusive Administrative Agent and Security Agent (each as defined in the Term Sheet), for the Credit Facilities.  The Lead Arranger will have the rights and authority customarily given to financial institutions in such role, but will have no duties other than those expressly set forth herein.  Unless otherwise agreed in writing or as expressly contemplated by this Commitment Letter or the Fee Letters, no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Commitment.

4	Information

4.1
To assist the Lead Arranger in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger such information with respect to the Holders, the Company, the Acquired Business, the Acquisition and the other transactions contemplated hereby as the Lead Arranger may reasonably request (to the extent such information is in your possession or available to you using your commercially reasonable efforts), including all financial information and projections as the Lead Arranger may reasonably request, all in form and substance reasonably satisfactory to the Lead Arranger (the “Projections”).  You hereby represent and covenant that (i) all information other than the Projections, other forward-looking information and general economic or industry-specific information (the “Information”) that has been or will be made available to the Lead Arranger by you or any of your representatives is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to KDB by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time furnished (it being recognized by KDB and the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You understand that in arranging and syndicating the Credit Facilities and the Commitment the Lead Arranger may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify the Lead Arranger of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections.

4.2
You agree (a) at our request, to assist us in the preparation of a version of the Bank Book consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company, the Acquired Business, any of their respective affiliates or any of their respective securities for purposes of United States federal and state securities laws (such information and Bank Book, “Public Information”) and (b) that, unless specifically labeled “Private – Contains Non-Public Information”, any information disseminated to potential Lenders in connection with the syndication of the Credit Facilities, whether through an internet website, electronically, in presentations, at meetings or otherwise, will contain no information or documentation that is not Public Information (“Material Non-Public Information”).  It is understood that in connection with your assistance described above, you will make a customary “10b-5” representation and authorize the distribution of such information to prospective Lenders (and the authorization for Public Information shall contain a representation by you to the Lenders that such information does not include any Material Non-Public Information).  You acknowledge and agree that we, on your behalf, may distribute the following documents to potential Lenders wishing to receive only Public Information (unless you or your counsel notifies us otherwise): (i) drafts and final Credit Documentation (as defined below), (ii) administrative materials prepared by us for prospective Lenders, and (iii) notification of changes in the terms of the Credit Facilities.  If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC”.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

5	Fees and Expenses

In consideration of the execution and delivery of this Commitment Letter by KDB, you agree, jointly and severally, to pay the fees and expenses referred to in this Commitment Letter, including in Annex A-I to the Term Sheet and in the fee letters dated the date hereof (the “Fee Letters”) as and when payable in accordance with the terms hereof and thereof.

6	Indemnification

6.1
You hereby agree to indemnify and hold harmless each of KDB, the other Lenders and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, costs and expenses to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds therefrom, the Acquisition, any of the other transactions contemplated by this Commitment Letter, any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and whether or not such claim, litigation, investigation or proceedings is brought by you, your equity holders, affiliates, creditors, or any other third person, and to reimburse each Indemnified Person within 30 days after receipt of an invoice for all reasonable and documented legal and other out-of-pocket expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability, cost or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability, cost or expense resulted from the gross negligence or willful misconduct of such Indemnified Person or its Related Persons (as defined below).  In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund any of the Credit Facilities contemplated hereby or otherwise in connection with the Credit Facilities.  No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted from the gross negligence or willful misconduct of such Indemnified Person or its Related Persons.  For purposes hereof, a “Related Person” of an Indemnified Person means affiliates of such person and the respective directors, officers, trustees, employees, shareholders, advisors, agents, attorneys or controlling persons, of such Indemnified Person or any of its affiliates.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

6.2
Samick and the Company further agree that, without the prior written consent of KDB, which consent will not be unreasonably withheld, neither of them nor any of their affiliates will enter into any settlement of a lawsuit, claim or other proceeding to which an Indemnified Person is a party, arising out of this Commitment Letter or the transactions contemplated by this Commitment Letter unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons.

7	Confidentiality

7.1
This Commitment Letter and the Fee Letters and the terms and conditions contained herein and therein may not be disclosed by Samick or the Company to any person or entity, except that (i) they may be disclosed to the FI, the Acquired Business and such of your and their directors, officers, employees, partners, agents and advisors on a confidential basis (provided that the Fee Letters shall be redacted in a manner satisfactory to us), (ii) they may be disclosed in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the existence and contents of this Commitment Letter (but not the Fee Letters) may be disclosed in any tender offer statement, merger proxy, prospectus or offering memorandum, or in connection with, or as required by, any public filing requirement, and (iv) the Term Sheet and Funding Conditions may be disclosed to (a) any rating agency in connection with the Acquisition and (b) any Lenders or participants (or prospective Lenders or prospective participants) with the prior written consent of KDB.

7.2
You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services (including advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  The Lead Arranger agrees that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and the Lead Arranger agrees that it will not furnish any such information to other companies.  You also acknowledge that the Lead Arranger has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

8	Expiration

The Commitment will expire at 5:00 p.m., New York City time, on August 14, 2013 unless on or prior to such time you have executed and returned to KDB a copy of this Commitment Letter and the Fee Letters.  If you do so execute and deliver to KDB this Commitment Letter and the Fee Letters, KDB agrees to hold its Commitment available for you until the earlier of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of any of the Credit Facilities and (iii) 5:00 p.m., New York City time, on December 31, 2013.  The Commitment will terminate upon funding on the Initial Drawdown Date, and you agree to rely exclusively on your rights and the commitments set forth in the definitive financing documentation with respect to the Credit Facilities (the “Credit Documentation”) in respect of all amounts drawn under the Credit Facilities and extensions of credit to be made after the Initial Drawdown Date.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

9	Survival

The provisions of Sections 5 (Fees and Expenses), 6 (Indemnification), 7 (Confidentiality) and 10 (Choice of Law; Jurisdiction; Waivers) of this Commitment Letter will survive the expiration or termination of the Commitment or this Commitment Letter (including any extensions); provided that on the Initial Drawdown Date after the initial funding under the Credit Documentation and the payment of all amounts owing at such time hereunder and under the Fee Letters, such provisions (other than the confidentiality provisions with respect to the Fee Letters) shall be automatically superseded by the Credit Documentation and you shall automatically be released from all liability in connection therewith at such time.  After the Initial Drawdown Date, the provisions of Sections 3 (Assignment and Syndication) and 4 (Information) of this Commitment Letter will survive the execution and delivery of the Credit Documentation until the end of the Syndication Period.

10	Choice of Law; Jurisdiction; Waivers

10.1
This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York; provided that (i) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement and/or whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Agreement representations and whether as a results of any inaccuracy thereof you (or your Affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (iii) the determination of whether the merger has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by and construed in accordance with, solely the laws of the State of Delaware, without regard to any other principles of conflicts of law.  Each of Samick and the Company hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letters and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letters.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

10.2	No Lender will be liable in any respect for any of the obligations or liabilities of any other Lender under this letter or arising from or relating to the transactions contemplated hereby.

11	Miscellaneous

11.1
This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission  or other electronic transmission (e.g., a “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by KDB and you.

11.2
The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Lenders (and any purported assignment without such consent will be null and void).  In connection with any syndication of all or a portion of the Commitment, the rights and obligations of each Lender hereunder may be assigned, in whole or in part, and upon (i) such assignment and assumption by the assignee of all obligations of such Lender in respect of the portion of the Commitment so assigned on the terms set forth in this Commitment Letter or on the terms set forth in the Credit Documentation and (ii) the initial funding of the Credit Facilities by such assignee, such Lender will be relieved and novated hereunder from its obligations with respect to such portion of the Commitment.  For the avoidance of doubt, unless you and KDB otherwise agree in writing, KDB will retain exclusive control over all rights and obligations with respect to its Commitment (including, without limitation, all rights with respect to consents, modifications and amendments and all obligations to fund the Loans under the Credit Facilities on the Initial Drawdown Date) until the initial funding of the Credit Facilities.

11.3
This Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Lenders and KDB hereunder.  This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby.  This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letters.

11.4
This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

11.5
You acknowledge that the Lenders, KDB and their respective affiliates may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of KDB or one or more Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

11.6
You acknowledge that in connection with the financing transactions contemplated under this Commitment Letter:  the initial Lenders, KDB and their respective affiliates (i) have acted at arm’s length from, are not agents of, and owe no fiduciary duties to, you or any other person, (ii) owe you only those contractual duties and obligations set forth in this Commitment Letter, the Fee Letters and the Credit Documentation entered into in connection with the Credit Facilities and (iii) may have interests that differ from your interests. You agree you will not claim that the initial Lenders, KDB and their respective affiliates, or any of them, have or has rendered advisory services of any nature or respect, or owed or owes a fiduciary or similar duty to you, in connection with the financing transactions under this Commitment Letter.

[Remainder of page intentionally left blank]

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

THE KOREA DEVELOPMENT BANK

By:	/s/ Ju Young Sung	By:	/s/ Sung Ick Jung
	Ju Young Sung		Sung Ick Jung
	General Manager		General Manager
	M&A Department		Bupyeong Branch

S-1

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Accepted and agreed to as of the
date first above written:

SAMICK MUSICAL INSTRUMENT CO., LTD.

By:	/s/ Kim Jong Sup
KIM JONG SUP
CEO & Chairman

EDELWEISS HOLDINGS INC.

By:	/s/ Kim Jong Sup
KIM JONG SUP
CEO & Chairman

S-2

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF MATERIAL TERMS OF CREDIT FACILITIES

Set forth below is a summary of certain of the terms of the Credit Facilities and the documentation related thereto.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Material Terms is attached and of which it forms a part.

1	Parties

Borrower
Edelweiss Holdings Inc. (the “Company”). As used herein, the term “Company” shall mean (i) prior to the Acquisition, the Company and (ii) after giving effect to the Acquisition and the initial funding of the Loans (as defined below), the Target (including as successor-by-merger to the Company).

Guarantors
Each of the Company’s direct and indirect subsidiaries (collectively, the “Guarantors”; the Company and the Guarantors, collectively, the “Credit Parties”); provided, however that non-U.S. subsidiaries and immaterial subsidiaries (to be determined by the Administrative Agent in consultation with the Company) shall not be required to deliver guaranties to the extent it would result in material increased tax liabilities for the Credit Parties or if the Administrative Agent reasonably determines that the costs of obtaining such guarantees are excessive in relation to the value of the guarantee to be provided.

Subject to the Intercreditor Agreement (as defined below), the guarantees shall rank pari passu in right of payment with all senior indebtedness and shall rank senior to all subordinated indebtedness of the Credit Parties.

Sole Lead Arranger and Sole Book- Runner	Korea Development Bank (in such capacity, the “Lead Arranger”).

Administrative Agent	An entity to be designated by the Lead Arranger (in such capacity, the “Administrative Agent”).

Security Agent	An entity to be designated by the Lead Arranger (in such capacity, the “Security Agent”).

Lenders	A syndicate of banks, financial institutions and other entities arranged by the Lead Arranger in accordance with the terms of the Commitment Letter (collectively, the “Lenders”).

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Initial Drawdown Date	The date on which the initial Loans are made under the Credit Facilities (the “Initial Drawdown Date”).

Maturity Date	The fifth anniversary of the Initial Drawdown Date (the “Maturity Date”).

2	Types and Amounts of Credit Facilities

Loans and Credit Facilities
The (a) Term Loans and Revolving Credit Loans (each as defined below) are collectively referred to herein as the “Loans”, and (b) Term Loan Facility and Revolving Credit Facility (each as defined below) are collectively referred to herein as the “Credit Facilities”.

Term Loan Facility	A U.S. Dollar term loan facility (the “Term Loan Facility”) in an aggregate principal amount equal to $200.0 million (the loans thereunder, the “Term Loans”).

Term Loan Repayment
The Term Loan Facility will amortize in equal quarterly installments in aggregate annual amounts equal to,

(a) $12.0 million during the period from the first anniversary of the Initial Drawdown Date to the second anniversary thereof,

(b) $14.0 million during the period from the second anniversary of the Initial Drawdown Date to the third anniversary thereof,

(c) $16.0 million during the period from the third anniversary of the Initial Drawdown Date to the fourth anniversary thereof, and

(d) $18.0 million during the period from the fourth anniversary of the Initial Drawdown Date to the fifth anniversary thereof.

The remaining balance (together with interest, fees and other accrued amounts) shall be payable on the Maturity Date.

Term Loan Drawdown
The Term Loans will be made to the Company in a single drawing on the Initial Drawdown Date, subject to the Funding Conditions.  Amounts borrowed under the Term Loan Facility and subsequently repaid or prepaid may not be reborrowed.

Term Loan Purpose	The proceeds of the Term Loan Facility will be used to finance, in part, the Acquisition and subsequent merger and related transaction costs, fees and expenses.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Revolving Credit Facility
A U.S. Dollar revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount equal to $40.0 million (the Lenders thereunder, the “Revolving Lenders”, the commitments thereunder, the “Revolving Credit Commitments”, and the loans thereunder, the “Revolving Credit Loans”).

Revolving Credit Drawdown	The Revolving Credit Facility will be available to the Company on a revolving basis during the period commencing on the Initial Drawdown Date and ending on the Maturity Date.

Letters of Credit
A portion of the Revolving Credit Facility not in excess of an amount to be agreed will be available for the issuance of U.S. Dollar denominated letters of credit (the “Letters of Credit”) by KDB or one or more other Revolving Lenders approved by the Administrative Agent (in such capacity, the “Issuing Lender”) at the sole discretion of the Issuing Lender.  The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Lender otherwise agrees, and (ii) five business days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Drawings under any Letter of Credit will be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the next business day.  Each Revolving Lender will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

To the extent that any Revolving Lender is in default of its obligations in respect of the Revolving Credit Facility and such Revolving Lender’s Letter of Credit exposure is not reallocated to the applicable non-defaulting Revolving Lenders in accordance with customary reallocation provisions, the Issuing Lender may require the Company to cash collateralize the pro rata participation of such defaulting Revolving Lender in respect of each applicable outstanding Letter of Credit.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Revolving Credit Purpose
The proceeds of the Revolving Credit Loans and the Letters of Credit will be used for working capital and general corporate purposes of the Company and its subsidiaries; provided that an amount not more than $15.0 million from such proceeds may be used to finance, in part, the Acquisition and subsequent merger and related transaction costs, fees and expenses.

Fees and Interest Rates	As set forth on Annex A-I.

Security
Subject to exclusions and limitations to be agreed, the obligations of each Credit Party in respect of the Credit Facilities and certain hedge agreements provided by the Lenders and affiliates of the Lenders will be secured by a perfected first priority security interest (subject to permitted liens) in (a) substantially all of the existing and after-acquired tangible and intangible assets of the Credit Parties (including, without limitation, deposit accounts, securities accounts, intellectual property, material fee-owned real property, and all of the capital stock or other equity interests issued by each of the Company’s direct and indirect domestic subsidiaries and 65% of the voting stock or other equity interests and 100% of the non-voting stock or other equity interests issued by its first-tier non-U.S. subsidiaries) and (b) all of the capital stock or other equity interests issued by the Company and owned by Samick (including the capital stock or other equity interests issued by the Target prior to the Initial Drawdown Date and owned by Samick or Samick’s subsidiaries) (collectively, the “Company Shares”), in each case, except for (i) those assets as to which the Administrative Agent reasonably determines that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby, and (ii) any other exceptions agreed to by the Lead Arranger (collectively, the “Security”).

For the avoidance of doubt, the requirements as to the Security as of the Initial Drawdown Date shall be subject only to the Funding Conditions.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Intercreditor Agreement
The priority of the security interests and related creditor rights among the Lenders, the FI (in respect of the Convertible Bonds) and the lenders, if any, providing the Permitted Additional Credit Line referred to below (the “Permitted Additional Lenders” and, together with the FI, collectively, the “Junior Creditors”) will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions reasonably satisfactory to the Lead Arranger.

The Intercreditor Agreement shall, among other things, (i) subordinate the FI’s rights of payment under the Convertible Bonds (subject to exclusions and limitations to be agreed) and the Junior Creditors’ rights of payment from the proceeds of any Security under the Convertible Bonds and the Permitted Additional Credit Line (collectively, the “Junior Debt”), in each case to the rights of the Lenders and their affiliates under the Credit Facilities, (ii) place certain restrictions on the exercise of rights and remedies in respect of the Security under the Junior Debt prior to the payment in full in cash of the Credit Facilities, (iii) prohibit the Junior Creditors from contesting the priority, validity, perfection or enforceability of the liens securing the Credit Facilities, or to obtain more Security than the Lenders, and (iv) waive the Junior Creditors’ rights to challenge any “debtor-in-possession financing” or other credit approved by the Lenders.

Syndication Period	The period from the date of the Commitment Letter to the closing of primary syndication, or a date to be determined by the Lead Arranger and the Company (such period, the “Syndication Period”).

3	Certain Payment Provisions

Optional Prepayments and Commitment Reductions
The Company may prepay the Loans prior to the Maturity Date, without premium or penalty (subject to the Prepayment Premium (as defined below) and customary indemnification for breakage costs other than on the last day of an Interest Period), in minimum amounts to be agreed upon. Optional prepayments will be applied, first, to the reduction of the Revolving Credit Facility (without a permanent reduction thereof) and, second, to prepayment of the Term Loan Facility. Optional prepayments of the Term Loan Facility will be applied as designated by the Administrative Agent and may not be reborrowed.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Mandatory Prepayments	The following amounts will be applied to prepay the Credit Facilities:

•    100% of the net proceeds of any non-ordinary course sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries of any assets with exceptions for proceeds (in an amount to be agreed) that are committed to be re-invested within 180 days of receipt of such proceeds and actually reinvested within one year of the receipt of such proceeds in capital assets or permitted acquisitions and other customary exceptions to be agreed.

All such amounts will be applied, first, to the prepayment of the Term Loan Facility and, second, to the reduction of the Revolving Credit Facility (without a permanent reduction thereof). Amounts so prepaid under the Term Loan Facility may not be reborrowed.

Any Lender may elect not to accept any mandatory prepayment described above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Company.

Upon the occurrence of a change of control (to be defined in a mutually satisfactory manner) and delivery of a notice from the Administrative Agent (acting on the instructions of the Required Lenders (as defined below)) to the Company, all commitments under the Credit Facilities shall be cancelled and the Company shall promptly, and in any event within five business days’ of such notice, prepay in full all outstanding amounts under the Credit Facilities.

Prepayment Premium
All optional and mandatory prepayments of principal in respect of the Term Loan Facility made prior to the first anniversary of the Initial Drawdown Date must be accompanied by a prepayment fee equal to 1.5% of the amount of the principal prepaid (the “Prepayment Premium”).

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

4	Certain Conditions

Initial Conditions	The availability of the Credit Facilities on the Initial Drawdown Date is subject to the Funding Conditions.

On-Going Conditions
The making of each extension of credit (including on the Initial Drawdown Date) will be conditioned upon (i) the accuracy in all material respects of all representations and warranties in the Credit Documentation subject, on the Initial Drawdown Date, to the Funding Conditions, (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (iii) the delivery of a borrowing notice.

5	Certain Documentation Matters

The Credit Documentation will include, without limitation, the following representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders (including customary and appropriate grace periods, materiality thresholds, and permitted baskets and exceptions), but in any event more restrictive than those contained in the Junior Debt.

Representations and Warranties
Representations and warranties will be subject to materiality levels and/or exceptions to be negotiated and reflected in the Credit Documentation, and will be limited to:

corporate existence, organization, power and authority; authorization, execution, delivery and enforceability; no consents or approvals; no conflict with organizational documents, law or contractual obligations; accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; personal and real property; liens; intellectual property; equity interests and subsidiaries; no material litigation; no default; compliance with law; material agreements; Federal Reserve regulations; Investment Company Act, Federal Power Act, Interstate Commerce Act; use of proceeds; taxes; accuracy and completeness of disclosure; labor matters; solvency; employee benefit plans; environmental matters; insurance; creation, validity, priority and perfection of security interests; Acquisition documentation; compliance with anti-terrorism and anti-money laundering laws (including Patriot Act compliance); and foreign corrupt practices.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Affirmative Covenants
Affirmative covenants will be subject to materiality levels and/or exceptions to be negotiated and reflected in the Credit Documentation, and will be limited to:

financial and other information reporting; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges (including licenses, permits, franchises and regulatory approvals); compliance with laws (including US anti-money laundering and terrorism laws) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Administrative Agent and the Lenders to inspect property and books and records; ERISA; notices of defaults, litigation and other material events; environmental compliance; post-closing date security interests and additional guarantors; matters relating to owned real property collateral; use of proceeds; margin regulations; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain within a period (to be agreed upon) after the Initial Drawdown Date interest rate protection for a notional amount to be agreed upon on terms and conditions reasonably satisfactory to the Arranger.

Negative Covenants	Negative Covenants will be subject to materiality levels and/or exceptions to be negotiated and reflected in the Credit Documentation, and will be limited to:

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

limitations on: indebtedness (including “disqualified” preferred stock, capitalized leases and subordinated indebtedness); lien and negative pledge clauses; guarantee obligations; mergers and acquisitions, consolidations, liquidations and dissolutions; sales and other dispositions of assets; leases; dividends and other payments in respect of capital stock; investments, loans and advances; management fees; optional payments and modifications of subordinated and other material debt instruments; payments under (including prepayments and repayments of) the Convertible Bonds; transactions with affiliates; sale and leasebacks; amendments or waivers of organizational documents and other related agreements; changes in fiscal year; changes in lines of business; provided that, so long as no event of default has occurred or would occur as a result thereof, the Company and its subsidiaries will be permitted to:

•     make dividends to the Holders if the Company is in compliance, after giving effect to any such dividend, with a ratio of (i) the total outstanding principal amount of the Term Loan Facility to (ii) EBITDA (the “Leverage Ratio”) of less than 2.5:1.0;

• make interest payments to the FI under the Convertible Bonds if the Company is in compliance, after giving effect to any such interest payment, with its obligations under the Credit Facilities;

•     incur additional indebtedness if the Company is in compliance, after giving effect to any such incurrence, with a Leverage Ratio of less than 2.5:1.0; provided that the Company may also incur:

(i) the Convertible Bonds, which may be secured only by a second priority security interest in the Company Shares (but no other Security); and

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

(ii) an additional credit facility (the “Permitted Additional Credit Line”) at any time in an aggregate principal amount not to exceed $25.0 million, the proceeds of which will be used for working capital and general corporate purposes of the Company and its subsidiaries and which Permitted Additional Credit Line may be secured by (A) a first priority security interest in those assets pertaining to accounts receivable and inventory of the Company’s direct and indirect non-U.S. subsidiaries that do not constitute Security (in an amount not to exceed $25.0 million, and solely to the extent such security interest does not subject the Company or such subsidiaries to additional tax) and/or (B) a second priority security interest in the Security other than the Company Shares; provided further that the Lenders will have a right of first refusal to provide the Permitted Additional Credit Line to the Company and its subsidiaries, but no Lender will be obligated to provide such Permitted Additional Credit Line.

Financial Covenants
Financial covenants (including, without limitation, a Leverage Ratio not to exceed 5.0:1.0) to be tested on an annual basis commencing on the first full fiscal year after the Initial Drawdown Date.

Maximum capital expenditures not to exceed an amount to be agreed (excluding any capital expenditures funded solely using cash proceeds of common equity issued by the Company) with a one-year “carry forward” of 50.0% of the unused amount for any fiscal year to the next subsequent fiscal year.

Events of Default
Events of default will be limited to:

nonpayment of principal or interest when due; nonpayment of fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of the financial covenants, to the equity cure set forth below, and, in the case of certain affirmative covenants, to a grace period to be agreed of no greater than 30 days); cross default to indebtedness in excess of an amount to be agreed; bankruptcy events; certain ERISA events; material judgments; cessation of business; material adverse change; unlawfulness and actual or asserted invalidity (or repudiation) by any Credit Party of any Credit Documentation, guarantee, security document, subordination provisions or security interest.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Equity Cure
Cash equity contributions (on terms and conditions reasonably acceptable to the Administrative Agent) made to the Company will be designated as an equity cure and applied to be included in the calculation of EBITDA for purposes of determining compliance with the Leverage Ratio tested on an annual basis as a financial covenant (any such equity contribution, a “Specified Equity Contribution”).  The Credit Documentation will include customary restrictions on the frequency of the Specified Equity Contribution, including that (a) in each two year period, there shall be at least one year in respect of which no Specified Equity Contribution is made, and (b) there shall be no more than two Specified Equity Contributions contributed in the aggregate after the Initial Drawdown Date.

Voting
Amendments and waivers with respect to the Credit Documentation will require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans (including participations in Letters of Credit) and unused commitments under the Credit Facilities (the “Required Lenders”), and additionally the consent of each Lender directly and adversely affected thereby and/or the consent of 100% of the Lenders, as the case may be, will be required for matters customary for transactions of this type.

The Credit Documentation shall contain customary provisions allowing the Company to replace a Lender in connection with (1) amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby (so long as the Required Lenders consent), (2) increased costs, taxes, etc. and (3) “defaulting” or insolvent Lenders.

The Credit Documentation shall also contain customary provisions allowing the Company to extend the scheduled maturity dates of all or a portion of any Loans of the Company (whether through the inclusion of a new tranche of Loans or otherwise) with only the approval of each Lender participating in such extension (it being understood that any such extension may be subject to customary most favored nation provisions and other requirements to be mutually agreed).

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Assignments and Participations
Each Lender may assign any or all of its Loans and commitments to other financial institutions, subject to consent rights, minimum transfer limitations, documentation and fees customary for transactions of this type (additionally, each Lender may enter into participations on terms customary for transactions of this type).

Yield Protection
The Credit Documentation will contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (ii) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of any Loan on a day other than the last day of an interest period with respect thereto. For purposes of the Credit Documentation, Basel III and the Dodd—Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “change in law” regardless of the date enacted, adopted or issued.

All payments due in connection with the Credit Facilities will be made free and clear of any present and future taxes, duties, levies, withholdings or other forms of deduction unless required by law. If any taxes, duties, levies, withholding or deduction are required by any law or regulation, tax gross up shall be applied if such Lender is a Qualifying Lender (to be defined in a mutually satisfactory manner) and subject to the Lender taking the steps to enable payments of interest gross up under the relevant tax treaties (or if a Lender is not a Qualifying Lender the tax would have been imposed even if that Lender was a Qualifying Lender) (i.e. no “day one” tax gross up shall apply and no tax gross up shall apply if the debt is transferred to a Lender which is not entitled to receive interest payments free of withholding, but the risk of a change in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority occurring after the date on which a Qualifying Lender becomes party to the Credit Documentation shall be the Company’s).

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Expenses and Indemnification
The Company will pay (i) all reasonable and documented out-of-pocket expenses (including expenses for travel and a signing ceremony) of the Administrative Agent and the Lead Arranger associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (ii) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Security Agent, the Lead Arranger and the Lenders (and their affiliates and each of their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns) will have no liability for, and will be indemnified and held harmless against, any loss, claim, damage, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability, cost or expense resulted from the gross negligence or willful misconduct of the indemnified party or any of its Related Persons).

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent and the Lead Arranger	Linklaters LLP.

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Annex A-I

Interest and Certain Fees

Interest Rate	A rate per annum equal to the LIBOR Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means a per annum rate equal to 4.25%

“LIBOR Rate” means the rate determined by the Administrative Agent as quoted on the Reuters Screen LIBOR01 page (or its replacement from time to time), at or around 11:00 a.m. (London time) two London business days prior to the first day of each Interest Period, or, if such rate is unavailable, the rate determined by the Administrative Agent from time to time.

Interest Periods
Three months for any Term Loans, and

One, two, or three months (as selected by the Company) for any Revolving Loans
(each an “Interest Period”).

No new Interest Period may be selected when any event of default is continuing if the Required Lenders so direct the Company in writing.

Interest Payment Dates	The last day of each relevant Interest Period

Commitment Fee	A per annum rate equal to 0.25%, on the average daily unused portion of the Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fee
In respect of any outstanding Letters of Credit, a per annum rate equal to the Applicable Margin on the face amount of each Letter of Credit. Such commission will be shared ratably among the Lenders participating in the Revolving Credit Facility and will be payable quarterly in arrears.

In addition, (i) a fronting fee at a flat rate equal to 0.125%, to be agreed upon by the Company and the Issuing Lender on the face amount of each Letter of Credit will be payable quarterly in arrears to the Issuing Lender for its own account, and (ii) customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Lender for its own account.

A-I-1

Default Rate
Upon the occurrence of either (i) an event of default arising from (a) nonpayment of principal, interest, fees or other amounts when due or (b) a bankruptcy event or (ii) delivery of a notice from Administrative Agent (acting on the instructions of the Required Lenders) to the Company of an event of default (other than an event of default specified in clause (i) above), all outstanding Loans will bear interest at a rate equal to 2.00% per annum above the rate then applicable thereto.

Rate and Fee Basis	All per annum rates will be calculated on the basis of a year of 360 days and the actual number of days elapsed.

A-I-2

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

EXHIBIT B TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part.  The initial availability of the Credit Facilities is conditioned upon satisfaction of the conditions precedent summarized below.

A.
Except as contemplated by the Acquisition Agreement (as defined below), there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) since the date of the Acquisition Agreement.

B.
The Administrative Agent shall have received all fees, expenses and reimbursements of costs due and payable thereto or to any Lender on or prior to the Initial Drawdown Date and, to the extent invoiced, all other amounts due and payable pursuant to the Commitment Letter or the Fee Letters on or prior to the Initial Drawdown Date.

C.
Each Credit Party (as defined in the Term Sheet) shall have executed and delivered the Credit Documentation (and shall have caused each then-existing Junior Creditor to execute and deliver the Intercreditor Agreement) and delivered to the Administrative Agent customary closing certificates, payoff letters, lien searches, security documents, insurance certificates, solvency certificates substantially in the form attached as Annex B-I hereto, legal opinions and other documents and instruments with respect to the Credit Facilities, all of which shall incorporate (and be substantially consistent with) the terms of this Commitment Letter (and with respect to such certificates, documents, opinions and instruments, shall be customary for senior secured credit agreements with the Lead Arranger or otherwise reasonably satisfactory to the Administrative Agent and the Lead Arranger).

D.
The Lead Arranger shall have received evidence reasonably satisfactory to it that (i) Samick shall have acquired equity interest of the Company for cash proceeds of at least $30.0 million, which cash proceeds shall be contributed to the Company, and (ii) the Company has issued at least $100.0 million of convertible bonds to the FI (the “Convertible Bonds”), each on terms and conditions reasonably satisfactory to the Lead Arranger.

E.
All conditions to the closing of the Acquisition, other than the payment of the purchase price, shall have been satisfied. The Transaction shall be consummated in all material respects concurrently with the effectiveness of the Credit Facilities pursuant to the terms of an acquisition agreement substantially in the draft form provided to the Lead Arranger on August 13, 2013, which draft form was reasonably satisfactory to the Lead Arranger (the “Acquisition Agreement”), and there shall have been no waiver or amendment of the Acquisition Agreement in a manner adverse to the interests of the Lenders, without the prior written consent of the Lead Arranger (not to be unreasonably withheld). Any increase of the purchase price will not require consent of the Lead Arranger if funded with equity capital and any decrease of the purchase price will not require consent of the Lead Arranger if reducing equity capital and debt financing pro rata.

F.
The Acquired Business shall not have any material indebtedness for borrowed money other than the Credit Facilities, the Junior Debt, other indebtedness incurred in the ordinary course of business as deemed appropriate by the Lead Arranger, and indebtedness contemplated to remain outstanding under the Acquisition Agreement. Other than the aforementioned indebtedness, all other indebtedness of the Acquired Business shall have been repaid in full and all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Lead Arranger.

B-1

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

G.
The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

H.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations and warranties relating to any Credit Party or the Acquired Business and its business, the accuracy of which shall be a condition to availability of the Credit Facilities on the Initial Drawdown Date shall be (a) such of the representations and warranties made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that a condition to the obligations of the Company to consummate the transactions contemplated by the Acquisition Agreement is not, prior to the time that the Company or any of its affiliates would have the right to terminate the Acquisition Agreement, satisfied as a result of a breach of such representations in the Acquisition Agreement and (b) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Credit Facilities on the Initial Drawdown Date if the conditions set forth in the Commitment Letter, the Term Sheet and in this Exhibit B are satisfied; it being understood that (a) to the extent a lien on any Security (as defined in Exhibit A) (other than a lien that may be perfected by the filing of a financing statement under the Uniform Commercial Code or intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or by possession of certificates representing equity interests of the Company and the Company’s direct and indirect subsidiaries, together with transfer powers therefor) is not provided on the Initial Drawdown Date after your use of commercially reasonable efforts to do so, the perfection of such Security shall not constitute a condition precedent to the availability of the Credit Facilities on the Initial Drawdown Date but shall be required to be delivered after the Initial Drawdown Date pursuant to arrangements to be mutually agreed and (b) nothing in the preceding clause (i) shall be construed to limit the applicability of the other individual conditions expressly listed in this Exhibit B. For purposes hereof, “Specified Representations” means the representations and warranties set forth in Exhibit A relating to legal existence, corporate power and authority, due authorization, execution and delivery, validity and enforceability, in each case as they relate to the entering into and performance of the Credit Documentation, no conflict with charter documents, solvency of the Company and its subsidiaries on a consolidated basis as certified in a certificate substantially in the form attached as Annex B-I hereto, subject to clause (ii)(a), creation validity and perfection of security interests in the Security, the enforceability of the Credit Documentation, Federal Reserve margin regulations, anti-terrorism and anti-money laundering, and the Investment Company Act and Patriot Act/ “know your customer” laws.

B-2

14 Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea
Tel : 82-2-787-7280
Fax : 82-2-787-7297

Annex B-I

Form of Solvency Certificate

[______], 2013

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [______], 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among [______], the financial institutions listed on the signature pages of the Credit Agreement as lenders (the “Lenders”), The Korea Development Bank as sole lead arranger and sole bookrunner, [______] as administrative agent (the “Administrative Agent”) and certain other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
This Certificate is being delivered pursuant to Section [___] of the Credit Agreement. The undersigned is the chief financial officer of the Company and hereby further certifies as of the date hereof, to the best of his or her knowledge and in his or her capacity as an officer of the Company and not individually, as follows:

1.
I have responsibility for or am otherwise familiar with (a) the management of the financial affairs of the Company and the preparation of its financial statements and (b) the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.
I have made such investigation and inquiries as to the financial condition of the Credit Parties as I deem necessary and prudent for the purpose of providing this Certificate. I acknowledge that the Administrative Agent and the Lenders are relying on this Certificate in connection with the making of the Loans and other extensions of credit under the Credit Agreement.

3.
Based on the foregoing, I have concluded that, after giving effect to the consummation of the transactions contemplated by the Credit Documents, the Credit Parties and their subsidiaries (taken as a whole) on a consolidated basis are Solvent (to be defined in a manner to be mutually agreed and customary for transactions of this type).

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of the Company as of the date first written above.

By:
Name:
Title:

B-I-1